Exhibit 21

CRAWFORD UNITED CORPORATION

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Crawford AE LLC	Ohio

CAD Enterprises, Inc.	Arizona

Data Genomix LLC	Ohio

Federal Hose Manufacturing LLC	Ohio

Global-Tek Manufacturing LLC	Puerto Rico

Komtek Forge LLC	Massachusetts

Global-Tek Colorado*	Delaware

Marine Products International LLC	Ohio

Supreme Electronics Corp.**	Mississippi

Knitting Machinery Company of America, LLC	Ohio

Waekon Corporation**	Ohio

Reverso Pumps LLC	Florida

Separ America LLC	Florida

Emergency Hydraulics LLC	Florida

Heany Industries LLC	Delaware

Advanced Industrial Coatings LLC	Delaware

*Formerly named MTA Acquisition Company LLC

**inactive